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                                                                      EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                          YEAR ENDED DECEMBER 31, 1997

                                                        BASIC          DILUTED
                                                    ------------    ------------
A Average Common Shares Outstanding                    5,806,607       5,806,607

  Common Share Equivalents:
  -------------------------
B Average Stock Options Outstanding                                      420,124
C Average Option Exercise Price                                     $      12.03
                                                                    ------------
D Exercise Proceeds [B * C]                                         $  5,052,480
E Average Market Price                                              $      33.18
                                                                    ------------
F Shares Repurchased at Market Price [D / E]                             152,257
                                                                    ------------
G Net Increase from Equivalents [B - F]                                  267,867

H Shares Outstanding and Equivalents [A + G]           5,806,607       6,074,474
                                                    ============    ============
I Net Income                                        $ 13,790,000    $ 13,790,000
                                                    ============    ============
  Earnings Per Share [I / H]                        $       2.37    $       2.27
                                                    ============    ============
  Market Price, at December 31, 1997                                $      45.00
                                                                    ============